Exhibit 14.1

SEITEL, INC.

AMENDED AND RESTATED

CODE OF ETHICS AND BUSINESS CONDUCT

Statement of General Policy

Seitel, Inc. and its direct and indirect subsidiaries ("Seitel") is committed to the principle of honest and ethical conduct in all aspects of its business.  With the adoption of the Sarbanes-Oxley Act of 2002, and rules adopted by the Securities and Exchange Commission (the "Commission"), all publicly held companies have been encouraged to adopt and make available to the public written codes of ethics and business conduct providing guiding principals to their executive officers, principal financial officers and principal accounting officers or controllers (or persons performing similar functions).  The Commission has strongly recommended, however, that each publicly held company that adopts written codes of ethics and business conduct require all of its directors and employees to comply with such codes.  We both expect and require all directors, officers and employees of the Company to be familiar with the Code and to adhere to those principles and procedures set forth in the Code that apply to them.  The Company's specific detailed policies and procedures contained in Memorandums, Guidance and Policies which we may from time to time distribute to our officers, directors and employee, are separate requirements and are in addition to and not in derogation of this Code.

The basic principal that governs all of our officers, directors and employees is that Seitel's business should be carried on with loyalty to the interest of our shareholders, customers, suppliers, fellow employees, strategic partners and other business associates. The philosophy and operating style of Seitel's management are essential to the establishment of a proper corporate environment for the conduct of Seitel's business.  In furtherance of the foregoing, no officer, director or employee of Seitel shall:

          employ any device, scheme or artifice to defraud Seitel or any Business Associate (as defined below); or

          engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon

              Seitel or any Business Associate.

  Seitel is and always has been committed to a high standard of business conduct. This means conducting business in accordance with the spirit and letter of applicable laws and regulations and in accordance with ethical business practices.  The Code of Ethics and Business Conduct (the "Code") that follows, which essentially codifies the business and ethical principles which have always been a part of Seitel's business practice, is intended to help in this endeavor by providing a clear statement of the fundamental principles that govern Seitel's business, and is intended to promote, among other things:

          honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          avoidance of conflicts of interest, including disclosure to an appropriate person or persons identified in the

              Code of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

          full, fair, accurate, timely, and understandable disclosure in reports and documents that Seitel files with, or submits to, the Commission and in other public communications made by Seitel;

          compliance with applicable governmental laws, rules and regulations, not only of the United States, but also applicable governmental laws (including provincial laws), rules and regulations of Canada and any other foreign jurisdiction in which we or any of our direct or indirect subsidiaries operate;

          the prompt internal reporting of Code violations to an appropriate person or persons identified in the Code;

              and

          accountability for adherence to the Code.

  This Code, which covers a wide range of business practices and procedures, applies to all officers, directors and employees of Seitel and their Family Members (as defined below).  This Code does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company.  All Company employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.  In appropriate circumstances, the Code should also be provided to and followed by Seitel's agents and representatives, including consultants.  The Code should be read in conjunction with Seitel's other policies that govern the conduct of Seitel officers, directors and employees, including Seitel's policies regarding securities trading, analyst interface procedures and blackout periods (collectively, "Seitel's Insider Trading Policy").

  If an applicable law conflicts with a policy set forth in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code.  If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

  Any officer, director or employee of Seitel who violates the standards in this Code will be subject to disciplinary action.  If an officer, director or employee of Seitel is in a situation that he or she believes may violate or lead to a violation of this Code, he or she should follow the guidelines described in Section 1 of this Code.

  From time to time, the Company may waive some provisions of this Code.  Any waiver of the Code for executive officers or directors of the Company may be made only by the Board of Directors or a committee of the Board and will be promptly disclosed by us in a current report on Form 8-K.

  Definition of Terms Used

  "Business Associate" means any supplier of services or materials, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee or partner of Seitel.

  "Family Members" means as to a specific officer, director or employee, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that officer, director or employee or by any Immediate Family Member of that officer, director or employee.

  "Immediate Family Member" includes the spouse (or life partner) and children of an officer, director or employee and any relative (by blood or marriage) of that officer, director or employee, or spouse (or life partner) residing in the same household as such officer, director or employee.

  "Code of Ethics Contact Person" shall mean General Counsel of the Company or such person or persons as may be from time to time designated.

  1.          Compliance With Laws, Rules and Regulations

  Obeying the law, both in letter and in spirit, is the foundation on which Seitel's ethical standards are built.  All officers, directors and employees of Seitel must respect and obey the laws of the cities, states, and countries in which Seitel and its direct and indirect subsidiaries operates.  It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.  Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

  The Company holds information and training sessions to promote compliance with laws, rules and regulations, including insider-trading laws.

  As noted, the Company is subject to various federal and state laws which govern various aspects of all businesses generally.  A few examples, not intended to be all inclusive, are laws which regulate conduct in the workplace, i.e., sexual harassment laws and laws which prohibit discrimination based on age, sex, race, national origin or the like.  Similar laws exist in Canada as well as other foreign jurisdictions in which our direct and indirect subsidiaries are located or do business.

  As a publicly held company, we are subject to significant regulation under the federal securities laws.  Again, an example is our obligation to timely and accurately file all reports that we are required to file with the Commission, including the accurate filing of required financial information.

  Given the fact that our principal business is the licensing of our on shore and off shore seismic data to oil and gas companies in the United States and Canada, and that we continually add to our library of seismic data by conducting new programs, we are subject to evolving U.S. federal and state laws and regulations as well as foreign laws and regulations of the countries where we may conduct activities relative to our acquisition of seismic data.  These laws and regulations range from those relating to, for example, the payment of wages, working conditions, exploration activities and the environment, to tax matters.  Moreover, Seitel is also subject to U.S. and foreign corrupt practices laws.

  Various of our departments have applicable policies and procedures through which our managers, in conjunction with our senior management, assist Seitel as part of their functions in complying with all applicable laws and regulations.  We expect all of our employees to cooperate in this respect and observe the policies and procedures set out by managers with respect to legal compliance.  Where an employee reasonably believes that Seitel is not compliant with any law or regulation, we encourage our employees to bring that matter up directly with the employee's immediate supervisor and, if the matter is not ultimately resolved by either a reasonable explanation or action taken to rectify any non-compliance, we encourage the employee to bring the matter directly to the attention of the Code of Ethics Contact Person.  With respect to financial matters in particular, and not just confined to those of our employees performing accounting or internal auditing functions, Seitel's policy is that, where any employee believes that Seitel has or is about to engage in any financial irregularity or impropriety, that the matter be brought to the attention of the Chairman of our Audit Committee.  This may be done anonymously and without fear of reprisal of any sort.  Any complaint directed to the Chairman of the Audit Committee may be sent by confidential mail as follows:

  Chairman of Audit Committee

  c/o  Seitel, Inc.

  10811 S. Westview Circle Dr.

  Suite 100, Bldg. C

  Houston, TX 77043

  2.         Compliance With Internal and Disclosure Controls and Dealings with External Auditors

  The honest and accurate recording and reporting of financial information is of critical importance to Seitel.  This is not only essential in order for senior management to make informed responsible business decisions, but is essential to Seitel's ability to file accurate financial reports with the Commission; to enable Seitel to comply with various laws relating to the maintenance of books and records and financial reporting; to enable Seitel's Chief Executive Officer and Chief Financial Officer to make their necessary certifications in connection with the periodic filing by Seitel of financial information; and to inform Seitel's shareholders and the investing public of accurate financial information of Seitel.

  Seitel has adopted a system of internal accounting controls that must be strictly adhered to by all officers, directors and employees in providing financial and business transaction information to and within Seitel. The internal accounting controls are the backbone of the integrity of Seitel's financial records and financial statements.

  No employee shall knowingly circumvent or fail to implement the internal accounting controls of Seitel as now existing or as may be modified, revised, amended or supplemented.  Each officer, director and employee shall promptly report to the Code of Ethics Contact Person any actual or suspected breaches or violations of Seitel's internal accounting controls that come to the attention of such person. The Code of Ethics Contact Person shall promptly bring the matter to the attention of the Chairman of the Audit Committee of Seitel's board of directors.

  Each officer, director and employee shall promptly report to the Code of Ethics Contact Person any fraudulent or questionable transactions or occurrences, whether actual or suspected, that come to the attention of such person.  Potentially fraudulent or questionable transactions or occurrences include, without limitation, embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of Seitel's assets, falsification of records, and the reporting of the financial condition of Seitel contrary to U.S. (or, where applicable, Canadian) generally accepted accounting principles. The Code of Ethics Contact Person shall promptly bring the matter to the attention of the Chairman of the Audit Committee of Seitel's board of directors.

  Each officer, director and employee is encouraged to bring to the attention of Seitel's Chief Financial Officer, any changes that such person believes may improve Seitel's system of internal accounting controls.

  Seitel has adopted a system of disclosure controls and procedures pursuant to its Disclosure Controls and Procedures Policy to assure that all important information regarding the business and prospects of Seitel is brought to the attention of Seitel's Chief Executive Officer and Chief Financial Officer. The accuracy and timeliness of compliance is critical to this system of disclosure controls and necessary to enable those officers to provide the financial statement and periodic report certifications required by federal law.

  Each officer, director and employee shall strictly adhere to the system of disclosure controls and procedures as set forth in Seitel's Disclosure Controls and Procedures Policy.

  Each officer, director and employee shall promptly report in accordance with Seitel's Disclosure Controls and Procedures Policy any significant event or occurrence (whether positive or negative) that arises in the course of such person's duties and responsibilities.  Events or occurrences include those that affect or may affect Seitel or its Business Associates, competitors or industry. General economic conditions need not be reported.

  The external auditors of Seitel play an integral role in the financial reporting process through their annual examination and report on Seitel's financial statements and their review of Seitel's periodic reports.  Open and honest fair dealings with our external auditors is therefore essential.  Each officer, director and employee shall be candid in discussing matters concerning internal controls and business disclosures with Seitel's management, internal auditors, outside auditors, outside counsel and directors. Factual information is important. Opinions and observations are strongly encouraged.  No officer, director or employee of Seitel shall make any false or misleading statement to any external auditor of Seitel in connection with an audit or examination of Seitel's financial statements or the preparation or filing of any document or report.  Similarly, no officer, director or employee of Seitel shall engage in any conduct to fraudulently influence, coerce, manipulate or mislead any accountant engaged in the audit or review of any financial statements of Seitel.

  3.          Conflicts of Interest

  An officer, director and employee of Seitel shall maintain a high degree of integrity in the conduct of Seitel's business and maintain independent judgment.  Each officer, director and employee of Seitel must avoid any activity or personal interest that creates, or appears to create, a conflict between his or her interests and the interests of Seitel.  A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of the Company.  A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Conflicts of interest should, whenever possible, be avoided.  Conflicts of interest could include, by way of example, a person:

          making an investment that may affect his or her business decisions on behalf of Seitel;

          owning a meaningful financial interest in, being employed by or acting as a consultant to or board member of an organization that competes with Seitel;

          owning a meaningful financial interest in, being employed by or acting as a consultant to or board member of an organization that does, or seeks to do, a meaningful amount of business with Seitel, including, without limitation, customers, suppliers and licensees of Seitel;

          making a material decision on a matter on behalf of Seitel where such person's self-interests may reasonably call the appropriateness of the decision into question; or

          being employed by or accepting compensation from any other person or entity as a result of business activity or prospective business activity affecting Seitel.

  4.         Disclosure and Reporting

  A Director, Officer or Employee of Seitel who becomes aware of any director's, officer's or employee's personal interest (including one's own) that is, or may be viewed as, in conflict with that of Seitel or a Business Associate should promptly present the situation and the nature of the possible conflict to the Code of Ethics Contact Person or, if timely disclosure to the Code of Ethics Contact Person is impracticable, to the Chairman of the Audit Committee of Seitel's board of directors for appropriate consideration.  A director of Seitel that becomes aware of any officer's, director's or employee's conflict of interest should bring the matter to the attention of the Chairman of the Audit Committee or, if timely disclosure to the Chairman of the Audit Committee is impracticable, to the Chairman of the Board of Seitel. The officer, director or employee shall refrain from further action until the situation has been consented to in writing by the Code of Ethics Contact Person, the Audit Committee, or Board of Directors, as the case may be.

  No officer, director or employee of Seitel or Family Member shall personally benefit, directly or indirectly, or derive any other personal gain from any business transaction or activity of Seitel, except when the transaction or activity has been fully disclosed to and approved in writing by the Audit Committee.

  No officer, director or employee of Seitel or Family Member shall have any meaningful personal business or financial interest in any Business Associate or competitor of Seitel, without proper consent in writing by the Audit Committee.  For these purposes, holding 5% or less of the outstanding equity interests of a Business Associate or competitor whose equity interests are publicly traded shall not be deemed "meaningful."

  No officer or employee of Seitel shall hold any position with (including as a member of the board of directors or other governing body) or perform services for a Business Associate or a competitor of Seitel, without proper consent in writing by the Audit Committee.

  No officer, director or employee of Seitel shall hold any position with or provide any services to other business enterprises, including serving as a director, officer, consultant or advisor of another business, which reasonably could be deemed to adversely affect the proper performance of his or her work for Seitel or which might jeopardize the interests of Seitel, without prior consent in writing by the Audit Committee.

  No officer, director or employee of Seitel shall direct, or seek to direct, any business of Seitel with any business enterprise in which the officer, director or employee or his or her Family Member has a meaningful ownership position or serves in a leadership capacity, without proper consent in writing by the Audit Committee under this Code.

  5.         Insider Trading

  Persons who have access to confidential information concerning Seitel are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of Seitel's business.  All non-public information about Seitel should be considered confidential information.  To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.  If a question arises, the officer, director or employee should consult the Code of Ethics Contact Person.  Seitel has separately prepared and distributed to its officers, directors and employees Seitel's Insider Trading Policy relating to, among other things, securities trades by Seitel's personnel.

  6.         Corporate Opportunities

  Employees, officers and directors owe a duty to the Company to advance the Company's business interests when the opportunity to do arises.  Officers, directors and employees of Seitel and their Family Members are prohibited from profiting, directly or indirectly, due to their position in, or their relationship to an officer, director or employee of, Seitel to the detriment (or at the expense) of Seitel or any Business Associate.  Officers, directors and employees of Seitel are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of Seitel's board of directors.  Officers, directors and employees of Seitel owe a duty to Seitel to advance its business interests when the opportunity to do so arises.

  7.          Transactions With Our Business Associates

  While officers, directors and employees of Seitel and their Family Members are encouraged to patronize our Business Associates, no officer, director or employee of Seitel or Family Member shall sell to, or purchase from, a Business Associate any goods or services except in the ordinary course of the Business Associate's business.  No officer, director or employee of Seitel or Family Member shall borrow money or other property from a person known by such person to be a Business Associate, unless that Business Associate is regularly engaged in the business of lending money or such other property, and the loan and the terms thereof are in the ordinary course of the Business Associate's business.

  No officer, director or employee of Seitel shall, directly or indirectly, make any payment or take any action with respect to any government official, agent or representative of the United States, any State or jurisdiction of the United States or of any foreign country without the prior consent of the Code of Ethics Contact Person.  No officer, director or employee of Seitel shall make any payment or take any action in violation of the U.S. Foreign Corrupt Practices Act.

  8.         Competition and Fair Dealing

  Seitel seeks to outperform competitors fairly and honestly through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee, officer, and director should endeavor to respect the rights of and deal fairly with Seitel's customers, suppliers, competitors, and employees.  No employee, officer, or director should take unfair advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

  9.         Preferential Treatment and Gifts

  The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, provided, or accepted by any officer, director or employee of Seitel or any Family Member unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any applicable laws or regulations.  An employee should discuss with his or her supervisor any gifts or proposed gifts that the employee is not certain are appropriate.

  10.       Discrimination and Harassment

  The diversity of Seitel's employees is a tremendous asset.  Seitel is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind.  Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

  11.        Health and Safety

  Seitel strives to provide each employee with a safe and healthful work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

  Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs in the workplace will not be tolerated.

  12.        Corporate Books and Records

  Officers and employees must ensure that all of Seitel's documents are completed accurately, truthfully, in a timely manner and properly authorized.

  Financial activities and transactions must be recorded in compliance with all applicable laws and accounting practices and in accordance with the U.S. generally accepted accounting principles designated by Seitel. The making of false or misleading entries, records or documentation is strictly prohibited.

  Officers and employees may never create a false or misleading report under Seitel's name. In addition, no payments or established accounts shall be used for any purpose other than as described by their supporting documentation. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

  No officer, director or employee of Seitel may take any action to defraud, influence, coerce, manipulate or mislead any other officer, director or employee of Seitel or any outside auditor or legal counsel for Seitel for the purpose of rendering the books, records or financial statements of Seitel incorrect or misleading.

  Errors, or possible errors or misstatements in Seitel's books and records must be brought to the attention of the Code of Ethics Contact Person promptly upon discovery thereof.  The Code of Ethics Contact Person shall promptly inform the Chief Financial Officer of any such error or misstatement.

  All employees and officers are expected to cooperate fully with Seitel's internal auditors and outside auditors. No employee or officer shall impede or interfere with the financial statement audit process.

  13.       Document Retention

  The Company seeks to comply fully with all laws and regulations relating to the .retention and preservation of records. All Insiders shall comply fully with the Company's policies regarding the retention and preservation of records. Under no circumstances may Company records be destroyed selectively or maintained outside Company premises or designated storage facilities.

  If the existence of a subpoena or impending government investigation becomes known to an Insider, he or she must immediately contact the Code of Ethics Contact Person. Insiders must retain all records and documents that may be responsive to a subpoena or pertain to an investigation. Any questions regarding whether a record or document pertains to an investigation or may be responsive to a subpoena should be resolved by the Code of Ethics Contact Person before the record or document is disposed of Insiders shall strictly adhere to the directions of the Code of Ethics Contact Person in handling such records or documents.

  14.       Non-Disclosure of Information

  No Insider or Family Member shall discuss with, or inform others about, any actual or contemplated business transaction by a Business Associate or the Company except in the performance of the Insider's employment duties or in an official capacity and then only for the benefit of the Business Associate or the Company, as appropriate, and in no event for personal gain or for the benefit of any other third party.

  No Insider or Family Member shall give any information to any third party about any business transaction of the Company or its Business Associates that are proposed or in process unless expressly authorized to do so by the Code of Ethics Contact Person.

  15.       Guarding Corporate Assets

  Insiders have a duty to safeguard Company assets, including its physical premises and equipment, records, customer information and Company trademarks, trade secrets and other intellectual property. Company assets shall be used for Company business only. Without specific authorization, no Insider or Family Member may take, loan, sell, damage or dispose of Company property or use, or allow others to use, Company property for any non-Company purposes.

  16.        Implementation of the Code

  While each Insider is individually responsible for compliance with the Code, he or she does not do so in a vacuum. The Company has the following resources, people and processes in place to answer questions and guide Insiders through difficult decisions.

  (a)        Code of Ethics Contact Person Responsibility.  General Counsel of the Company has been designated as the contact person for purposes of this Code and shall report directly to the full Board of Directors or to the Company's Nominating/Corporate Governance Committee or the Audit Committee, as may be determined to be appropriate. The Code of Ethics Contact Person is responsible for overseeing, interpreting and monitoring compliance with the Code. The Code of Ethics Contact Person shall report periodically to the foregoing designated bodies regarding all aspects of administering and enforcing of the Code.  Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of ethics Contact Person.  A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics Contact Person to prevent possible misunderstandings and embarrassment at a later date.

  (b)        Reporting Violations. If an Insider knows of or suspects a violation of applicable law or regulations, this Code or any of the Company's other policies, he or she must immediately report that information to the Code of Ethics Contact Person, the Nominating/Corporate Governance Committee, or the Audit Committee of the Board of Directors of the Company.  A failure to do so is itself a violation of this Code.  No Insider who reports an actual or suspected violations in good faith will be subject to any retaliation whatsoever.

  (c)        Investigations of Violations. Reported violations will be promptly investigated and treated confidentially to the extent possible. It is imperative that the person reporting the violation not conduct a preliminary investigation of his or her own. Investigations of alleged violations may involve complex legal issues. Persons who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

  17.        Enforcement

  The Code of Ethics Contact Person will take such action he or she deems appropriate with respect to any Insider who violates, or whose Family Member violates, any provision of this Code, and will inform the Audit Committee of all material violations. Any alleged violation by the Code of Ethics Contact Person will be presented promptly to the Audit Committee for its consideration and such action as the Audit Committee, in its sole judgment, shall deem warranted.

  The Code of Ethics Contact Person will keep records of all reports created under this Code and of all action taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable Federal and state law, as well as the Company's document retention policy.

  18.        Condition of Employment or Service

  All Insiders shall conduct themselves at all times in the best interests of the Company. Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code shall constitute grounds for disciplinary action, including, without limitation, termination of employment.

  This Code is not an employment contract nor is it intended to be an all inclusive policy statement on the part of the Company. The Board of Directors Company reserves the right to provide the final interpretation of the policies it contains and to revise those policies as deemed necessary or appropriate.

  I acknowledge that I have read this Code of Ethics and Business Conduct (a copy of which has been supplied to me and which I will retain for future reference) and agree to comply in all respects with the terms and provisions hereof I also acknowledge that this Code of Ethics and Business Conduct may be modified or supplemented from time to time, and I agree to comply with those modifications and supplements, as well.

                                                                                      ______________________________

                                                                                      Print Name

                                                                                      ______________________________

                                                                                      Signature

  Date: _________________________

  Adopted:   December 15, 2004